Exhibit 99.1

GSI Technology, Inc. Reports Fourth-Quarter and Year-End Fiscal 2012 Results

SUNNYVALE, Calif.--May 3, 2012--GSI Technology, Inc. (Nasdaq: GSIT) today reported financial results for its fourth quarter and fiscal year ended March 31, 2012.

For the year, the Company reported net income of $6.8 million, or $0.23 per diluted share, on net revenues of $82.5 million, compared to net income of $18.9 million, or $0.64 per diluted share, on net revenues of $97.8 million in the fiscal year ended March 31, 2011. Gross margin was 44.4% compared to 45.8% in the prior year.

The decrease in net income, as well as the sharp decline in operating margin — to 8.1% from 23.9% in the prior year — was largely attributable to $9.4 million in litigation-related expenses in fiscal 2012; there were no such expenses in fiscal 2011. Research and development expense was unchanged at $10.6 million, but selling, general and administrative expense, which included the litigation-related expenses, was $19.4 million compared to $10.7 million in 2011, an increase of $8.7 million. Total operating expense increased by $8.6 million, to $30.0 million from $21.4 million in fiscal 2011.

The litigation-related expenses were primarily associated with the previously announced patent infringement proceeding pending before the United States International Trade Commission (the “ITC”) which was instituted in response to a complaint filed by Cypress Semiconductor Corp. in June 2011 and a related antitrust lawsuit filed by GSI against Cypress in July 2011.

For the quarter ended March 31, 2012, net income was $829,000, or $0.03 per diluted share, on net revenues of $18.7 million compared to net income of $3.4 million, or $0.11 per diluted share, on net revenues of $21.9 million in the comparable quarter a year ago; third-quarter 2012 net income was $991,000, or $0.03 per diluted share, on net revenues of $20.0 million. Gross margin was 46.2% compared to fourth-quarter 2011 gross margin of 44.1% and third-quarter 2012 gross margin of 43.9%.

At $2.7 million, fourth-quarter R&D expense was essentially unchanged from both the prior quarter and the comparable quarter a year ago. Fourth-quarter selling, general and administrative expense was $6.1 million, including $3.7 million in litigation-related expenses, compared to $2.5 million a year ago, when there were no litigation-related expenses. In the prior quarter, selling, general and administrative expense was $5.5 million and included $2.9 million in litigation-related expenses.

Total operating expenses were $8.7 million compared to $5.1 million a year ago and $8.1 million in the prior quarter. The Company reported a fourth-quarter loss from operations of $83,000 compared to operating income of $4.6 million in the fourth quarter of fiscal 2011 and $687,000 in the third quarter of fiscal 2012. Fourth-quarter 2012 net income included interest and other income of $123,000 and a tax benefit of $789,000 compared to interest and other income of $245,000 and a provision for income taxes of $1.4 million in the fourth quarter of fiscal 2011; third-quarter 2012 net income included $157,000 in interest and other income and a tax benefit of $147,000.

“Fourth-quarter net revenues, although lower than in the third quarter, exceeded by $700,000 the upper end of the guidance we offered three months ago,” noted Lee-Lean Shu, Chairman and Chief Executive Officer. “The higher-than-anticipated net revenues came not from our two largest customers, Cisco and Huawei, but from sales to a variety of smaller telecom customers. Thanks in part to a favorable product mix, gross margin of 46.2% was also higher than anticipated and, despite the expected decline in net revenues, exceeded third-quarter gross margin by more than two percentage points and also exceeded our earlier forecast of 43.5%.

“Second only to the litigation-related expenses — which accounted for almost half of SG&A for the year — the biggest factor affecting GSI’s bottom line in 2012 was a 15.6% decline in net revenues due primarily to overall market conditions, notably weakness among some Asian OEMs. In addition, we believe that, to some extent, the decline reflected the uncertainty that typically accompanies patent litigation, exacerbated, perhaps, by Cypress’ negative PR campaign directed at GSI.

“We have discussed the Cypress litigation at some length in the past,” said Shu. “Our position vis-à-vis Cypress’ allegations has not changed. The evidentiary hearing in the ITC proceeding took place in March, and the parties’ post-trial briefing was completed in early April. We believe that the evidence presented at the hearing and in our post-trial briefs clearly supported our position that GSI has infringed no valid Cypress patent and that Cypress’ ITC complaint is without merit. We expect that the Administrative Law Judge will issue his initial determination on or before July 28, 2012. In the meantime, we remain optimistic that the matter will be resolved in our favor by calendar year end.

“We are likewise optimistic that fiscal 2013 will be a rewarding year for GSI and its stockholders,” concluded Shu. “Despite extraordinary legal expenses and some softness in demand in fiscal 2012, we ended the year with the strongest balance sheet in the Company’s history, providing a solid foundation on which to extend GSI’s position as a leading supplier of high-performance second- and third-generation SRAMs. In addition to funding our ongoing R&D programs, our strong financial position will facilitate our diversification into the DRAM marketplace, an area where we believe our 576 Mbit low-latency DRAM products can make a measurable contribution to top- and bottom-line growth.”

Fourth-quarter direct and indirect sales to Cisco Systems were $6.0 million, or 32.1% of net revenues, compared to $9.9 million, or 49.5% of net revenues, in the third quarter, and $6.8 million, or 31.3% of net revenues, in the same period a year ago. For the full year, sales to Cisco were 40.5% of net revenues compared to 37.0% in fiscal 2011.

Sales to Huawei Technologies, the Company’s second-largest customer, were $1.4 million, or 7.2% of net revenues, in the fourth quarter, compared to $1.5 million, or 7.6% of net revenues, in the prior quarter, and $2.2 million, or 10.1% of net revenues, a year ago. For the full year, sales to Huawei were 6.1% of net revenues compared to 9.7% in fiscal 2011.

Military/defense sales were 11.1% of shipments compared to 6.3% of shipments in the third quarter and 8.3% of shipments in the comparable period a year ago. For the full year, military/defense sales were 9.0% of shipments compared to 8.2% in fiscal 2011. SigmaQuad sales were 38.3% of shipments in the fourth quarter of 2012 compared to 27.3% a year ago and 32.1% in the prior quarter; for the year, they were 34.5% of shipments compared to 31.7% in fiscal 2011.

Total fourth-quarter pre-tax stock-based compensation expense was $539,000 compared to $532,000 in the third quarter and $408,000 in the comparable quarter a year ago. For the year, pre-tax stock-based compensation expense was $2.1 million compared to $1.7 million in fiscal 2011.

At March 31, 2012, the Company had $58.7 million in cash, cash equivalents and short-term investments, $33.5 million in long-term investments, $82.7 million in working capital, no debt, and stockholders’ equity of $128.8 million.

Stock Repurchase Program

On November 6, 2008, the Board of Directors authorized the repurchase, at management’s discretion, of up to $10 million of the Company’s common stock. On January 26, 2012, the Board of Directors adopted a new program authorizing the repurchase of up to an additional $10 million of common stock. Under the expanded repurchase program, the Company may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. During the quarter ended March 31, 2012, the Company repurchased 402,573 shares at an average cost of $4.64 per share. To date, the Company has repurchased a total of 2,820,060 shares at an average cost of $3.72 per share for a total cost of $10.5 million.

Outlook for First-Quarter Fiscal 2013

We currently expect net revenues in the first quarter of fiscal 2013 to be in the range of $17.0 million to $19.0 million with gross margin of approximately 44%. With the ITC hearing behind us, we anticipate that GSI’s ongoing legal expenses related to the patent litigation will be substantially reduced pending the anticipated issuance of the Administrative Law Judge’s initial determination in late July. Such expenses are expected to be approximately $450,000 in the first fiscal quarter ending June 30, 2012 compared to $3.7 million in the fourth quarter ended March 31, 2012. We expect to see a commensurate improvement in our operating margin in the first quarter.

Conference Call

GSI Technology will review its financial results for the quarter ended March 31, 2012 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, May 3, 2012. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time and provide conference ID 71520101. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; and the patent infringement litigation currently pending against the Company, including the costs associated with the defense of the litigation. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,	Mar. 31,	Mar. 31,
	2012	2011	2011	2012	2011

Net revenues	$18,734	$19,975	$21,854	$82,540	$97,763
Cost of goods sold	10,087	11,208	12,218	45,891	53,009

Gross profit	8,647	8,767	9,636	36,649	44,754

Operating expenses:

Research & development	2,673	2,627	2,601	10,637	10,632
Selling, general and administrative	6,057	5,453	2,470	19,356	10,722
Total operating expenses	8,730	8,080	5,071	29,993	21,354

Operating income	(83)	687	4,565	6,656	23,400

Interest and other income, net	123	157	245	525	461

Income before income taxes	40	844	4,810	7,181	23,861
Provision (benefit) for income taxes	(789)	(147)	1,398	425	4,985
Net income	$829	$991	$3,412	$6,756	$18,876

Net income per share, basic	$0.03	$0.03	$0.12	$0.24	$0.67
Net income per share, diluted	$0.03	$0.03	$0.11	$0.23	$0.64

Weighted-average shares used in
computing per share amounts:

Basic	27,843	28,504	28,488	28,497	28,013
Diluted	28,496	29,189	30,642	29,496	29,685

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Twelve Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,	Mar. 31,	Mar. 31,
	2012	2011	2011	2012	2011

Cost of goods sold	$84	$79	$63	$321	$300
Research & development	275	275	212	1,061	834
Selling, general and administrative	180	178	133	714	578
	$539	$532	$408	$2,096	$1,712

Litigation related expenses included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Twelve Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,	Mar. 31,	Mar. 31,
	2012	2011	2011	2012	2011

Selling, general and administrative	$3,719	$2,933	$0	$9,431	$0

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2012	March 31, 2011
Cash and cash equivalents	$31,634	$25,952
Short-term investments	27,044	26,033
Accounts receivable	10,579	15,042
Inventory	16,725	21,380
Other current assets	9,205	7,304
Net property and equipment	12,806	13,545
Long-term investments	33,497	30,938
Other assets	1,627	1,723
Total assets	$143,117	$141,917

Current liabilities	$12,503	$15,676
Long-term liabilities	1,835	1,561
Stockholders' equity	128,779	124,680
Total liabilities and stockholders' equity	$143,117	$141,917

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550